EXHIBIT 99.3

Stephen P. Kelbley
513 Windstar Lane
Wilmington, NC 28411

July 20, 2004

Mr. Clarke H. Bailey, Chairman
Glenayre
360 Madison Avenue 5th Floor
New York, NY 10017

Re: Resignation from Glenayre Board of Directors

Dear Clark,

This letter is to confirm our telephone conversation in which I informed you of my decision to resign from the Board of Directors of Glenayre. I can no longer support the current leadership and business strategy.

Glenayre is a very mature messaging business. It no longer appears to be viable if it follows the current strategy and maintains its present overhead structure. Using an attractive acquisition to provide additional critical mass and growth does not provide a basic strategic solution for the core business issue.

I have lost confidence in the leadership of Glenayre and management’s ability to understand its market. The anticipated sales from new products and new customers have not materialized this year, so the Company’s losses continue. Accordingly, I believe the present overhead structure should be reviewed for consistency with the current financial performance.

While an acquisition may be an attractive solution to the problems at Glenayre, I believe the basic business issue needs to be addressed now, and a viable plan for its future completed quickly.

I will chair the Audit Committee for the 2nd quarter financials. My resignation is effective July 31.

Sincerely

/s/ Stephen P. Kelbley

Stephen P. Kelbley

cc: Glenayre Board Members